Exhibit 99.1

PULSE BIOSCIENCES, Inc. Announces Record Date, Subscription Pricing,

AND Expiration Date for Rights Offering and Effectiveness of Its

Registration Statement

HAYWARD, Calif. - (BUSINESS WIRE) – November 7, 2018 – Pulse Biosciences, Inc. (Nasdaq: PLSE) (“Pulse Biosciences” or the “Company”), a novel medical therapy company bringing to market its proprietary CellFX™ Nano-Pulse Stimulation™ (NPS™) platform, today announced that it has set key dates and pricing structure for its previously announced rights offering of $45,000,000 of its common stock.

Pulse Biosciences intends to issue non-transferable subscription rights to purchase shares of its common stock to common stockholders as of 5:00 p.m. Eastern Time on Monday November 19, 2018 (the “Record Date”). Any person who purchases shares prior to the Record Date will be deemed a holder of record with respect to those shares only if the transaction has settled by the Record Date. The standard settlement cycle in the United States is currently the trade date plus two business days. Investors wishing to participate in the Company’s offering are encouraged to contact their broker-dealer to ensure the settlement of transactions prior to the Record Date.

Following the Record Date, the Company intends to mail to stockholders of record on the Record Date a prospectus and related documents for use in exercising subscription rights. The subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m. Eastern Time on Thursday December 6, 2018 (the “Expiration Date”).

Pursuant to the rights offering, Pulse Biosciences is distributing, at no charge to the holders of its common stock, non-transferable subscription rights to purchase up to $45,000,000 of shares of its common stock at a subscription price per share equal to the lesser of (i) $13.33 per share, the closing price on November 7, 2018 (the “Initial Price”) or (ii) the volume weighted average price (the “Alternate Price”) of the Company’s common stock as calculated for the five-trading day period through and including the Expiration Date.

Stockholders wishing to exercise subscription rights must timely pay $13.33 per share, the Initial Price, for the number of shares of common stock they wish to acquire. If the Alternate Price is lower than the Initial Price on the Expiration Date, any excess subscription amounts paid by a subscribing holder will be applied towards the purchase of additional shares in the rights offering. Stockholders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares that are not purchased by other stockholders, on a pro rata basis and subject to availability and ownership limitations.

Stockholders may exercise their subscription rights by delivering documentation of their subscription and payment in the manner specified in the prospectus relating to the rights offering. Beneficial stockholders (i.e. stockholders whose shares are in a brokerage account), should exercise their subscription rights as indicated in the instructions provided by their broker-dealer. Procedures and dates set-forth by broker-dealers may differ from those in offering documents. Investors wishing to participate in the Company’s offering are encouraged to contact their broker-dealer for further information.

Questions about the rights offering and requests for copies of the prospectus relating to the rights offering may be directed to Broadridge Corporate Issuer Solutions, Inc., the Company's information and subscription agent for the rights offering, after the Record Date by calling (888) 789-8409 (toll-free) or by emailing shareholder@broadridge.com.

About Pulse Biosciences

Pulse Biosciences is a novel medical therapy company bringing to market its proprietary CellFX™ Nano-Pulse Stimulation™ (NPS™) platform. The Company’s CellFX NPS platform provides a novel, precise, non-thermal, treatment technology delivering nanosecond duration energy pulses that impact cells in treated tissue while sparing acellular tissue. NPS’s unique mechanism of action disrupts the functions of internal cell structures while maintaining the outer cell membrane initiating a cascade of events within the cell that results in regulated cell death. The novel characteristics of the Company’s NPS mechanism of action has the potential to significantly benefit patients across multiple medical applications, including dermatology, the Company’s first planned commercial application. In pre-clinical studies, NPS has demonstrated an ability to induce immunogenic cell death in several cancer cell lines. The Company believes its NPS platform may play a role in immuno-oncology as a focal tumor treatment that can initiate an adaptive immune response. More information can be found at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding its planned rights offering, financing plans, use of proceeds received the rights offering, regulatory clearance and the timing of FDA filings or approvals, the mechanism of action of NPS treatments, current and planned future clinical studies, other matters related to its pipeline of product candidates, future financial performance, anticipated cash use and other future events.  These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Caution: Pulse Biosciences’ Nano-Pulse Stimulation (NPS) and CellFX system are for investigational use.

Rights Offering Information & Subscription Agent:

Broadridge Corporate Issuer Solutions, Inc.

1-888-789-8409

shareholder@broadridge.com

or

Investor Relations:
Brian Dow

Sr. Vice President and Chief Financial Officer

IR@pulsebiosciences.com

or

Gitanjali Jain Ogawa

Solebury Trout

gogawa@troutgroup.com

(646) 378-2949

or

Media:

Tosk Communications

Nadine D. Tosk, 504-453-8344

nadinepr@gmail.com